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                                                                  Exhibit (b)(3)

                                 PROMISSORY NOTE

$4,600,000                                                      Clayton, Alabama
                                                              September 13, 2004

      FOR VALUE RECEIVED, the undersigned Boyd Bros. Transportation Inc., a corporation organized under the laws of the State of Delaware (hereinafter called the "Borrower"), promises to pay to the order of Dempsey Boyd (together with any subsequent holder of this note, hereinafter called the "Lender") the principal sum of FOUR MILLION SIX HUNDRED THOUSAND and NO/100 U.S. Dollars ($4,600,000.00) at the office of Lender at 13217 Oleander Drive, Panama City Beach, Florida 32407, or at such other location as is specified by notice from Lender to Borrower, together with interest on the unpaid amount of said principal sum at the rate provided below, in accordance with the payment schedule set forth below.

      Borrower promises to pay interest on the unpaid amount of the principal sum of this note from and including the date of this note until the date payment is received by Lender at the rate of five and one-half percent (5.5%) per annum.

      All interest payable under this note shall be calculated on the basis of a 360-day year by multiplying the product of the principal amount outstanding and the applicable interest rate by the actual number of days elapsed, and dividing by 360.

      Borrower promises to pay the principal sum of this note and interest thereon in forty-one (41) consecutive monthly installments in the amount of $120,653.51 each and one final installment in the amount of the unpaid principal amount of this note, all accrued but unpaid interest thereon, and all other sums, if any, then due but unpaid under this note. The first such installment shall be due and payable on October 13, 2004, and another such installment shall be due and payable on the same day of each month thereafter until March 13, 2008, at which time the final installment shall be due and payable.

      If any installment is late five (5) days or more, Borrower promises to pay a late charge equal to two percent (2.0%) of the amount of the installment which is late.

      Each payment of principal or interest under this note shall be made in U.S. Dollars and immediately available funds by 2:00 p.m. at the place of payment on the day when payment is due.

      If any payment of principal or interest under this note shall be due on a Saturday, Sunday or any day on which Lender is legally closed to business, such payment shall be made on the next succeeding business day of Lender and interest shall continue to accrue on the unpaid balance of the principal sum of this note until the date payment is received by Lender.

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      This note is the Note issued pursuant to the Term Loan Agreement (the
"Loan Agreement") dated September 13, 2004, between Borrower and Lender, to which Loan Agreement, as it may be amended from time to time, reference is hereby made for a statement of the terms and conditions under which this note may be prepaid or its maturity date accelerated. Without limiting the foregoing, if Borrower fails to pay any principal or interest under this note exactly when due, time being of the essence of every promise of Borrower hereunder, or if any Default or Event of Default shall occur under the Loan Agreement, then, and at any time thereafter, the entire unpaid principal amount of this note, all interest accrued but unpaid thereon, and all other sums, if any, then owed but unpaid under this note shall be due and payable immediately, at the election of Lender, without notice to Borrower or any other person, any requirement of notice being hereby waived.

      Borrower and any other party primarily or secondarily obligated on this note hereby waive demand, presentment, protest, dishonor, notice of dishonor, suit and any other requirement necessary to charge them or hold them liable hereon. No renewal, extension, amendment, or increase of this note, no release of or failure to perfect a security interest in any collateral now or hereafter securing repayment of this note, and no delay or failure on the part of Lender in enforcing this note or in exercising any right or power hereunder, under the Loan Agreement, or under applicable law, shall operate as a waiver or affect the obligations of Borrower or any such other party hereunder; no single or partial exercise by Lender of any right or remedy hereunder, under the Loan Agreement, or under applicable law shall preclude or estop any other or further exercise thereof or the exercise by Lender of any other right or remedy; and no release, agreement not to sue, discharge in bankruptcy or other discharge of Borrower or any other person primarily or secondarily liable on this note shall affect the liability of Borrower or any such party, other than the person specifically released or discharged.

      Borrower agrees to pay all costs and expenses incurred by Lender in collecting or attempting to collect under this note following default by Borrower in the payment of any sum due hereunder, including reasonable attorneys' fees.

      All capitalized terms used in this note and not otherwise defined herein shall have the meaning given to them in the Loan Agreement.

      This note is being executed and delivered in the State of Alabama and all sums payable under this note are payable in the State of Alabama. This note shall be governed, construed and enforced in accordance with the substantive laws of the United States and the State of Alabama, without regard to rules governing conflict of laws. The provisions of this note are severable, and the invalidity or unenforceability of one or more of the provisions of this note shall not affect or impair the validity or enforceability of the remaining terms hereof. Any notice required to be sent to Borrower may be sent in the manner provided for notices in the Loan Agreement.

      It is the intent of Borrower and Lender that Borrower not pay and Lender not receive, directly or indirectly, interest in excess of that which may be lawfully paid by Borrower and received by Lender under the law applicable to this note. Accordingly, in no event shall the

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rate or amount of interest due or payable under this note exceed the maximum rate or amount of interest allowed by applicable law, and in the event any excess amount is paid by Borrower or received by Lender, the excess amount shall be credited as a payment of principal or returned to Borrower, at the election of Borrower upon written notice to Lender. The foregoing shall be Lender's sole obligation and Borrower's exclusive remedy in such an event.

      This Promissory Note is subordinated to all indebtedness now or hereafter owing by the maker to LaSalle Bank National Association, Chicago, Illinois, as provided in that certain Subordination Agreement dated as of September 13, 2004.

      IN WITNESS WHEREOF, the duly authorized officer of Borrower has executed this note and affixed its seal hereto on the date first above written with the intention that this note constitute an instrument under seal.

                                 BORROWER:

                                         BOYD BROS. TRANSPORTATION INC.


                                 By:              /s/ Gail B. Cooper
                                    --------------------------------------------
                                 Name:              Gail B. Cooper
                                 Title:  President and Chief Executive Officer

                                                                [CORPORATE SEAL]

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